Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION CONTACT: Dawn M. Thompson National Processing, Inc. Phone: 800.255.1157 Fax: 502.315.3535 e-mail: dmthompson@npc.net www.npc.net	Warren Edwards — EVP & CFO Affiliated Computer Services, Inc. Phone: 214.841.8082 Fax: 214.826.8277 e-mail: warren.edwards@acs-inc.com www.asc-inc.com

For Immediate Release

ACS to Acquire NPC’s Business Process Outsourcing Unit

Louisville, Ky., July 12, 2001; Affiliated Computer Services, Inc. (NYSE: ACS) a leading provider of business processing and information technology outsourcing solutions and National Processing Company (NPC®), a leading provider of merchant credit card processing and a wholly owned subsidiary of National Processing, Inc. (NYSE: NAP), announced today that they have signed a definitive agreement where ACS will acquire the Business Process Outsourcing (BPO) services unit of National Processing Company.

NPC’s BPO services unit represents approximately 65 percent of NPC’s Corporate Outsourcing Solutions division or approximately $60 million in annual revenue, and is comprised of healthcare claim processing, credit card application processing and airline lift ticket processing. As part of the transaction, ACS will acquire all of NPC’s offshore operations in Jamaica, Dominican Republic and Barbados and approximately 75 percent of NPC’s Mexican operations.

“This consolidation expands our offshore BPO capabilities and offers us the opportunity to deliver ACS’ full range of services to NPC’s BPO clients,” said Tom Blodgett, president of ACS Business Process Solutions. “We look forward to offering deeper and wider BPO capabilities to our new clients and welcome the many dedicated NPC BPO employees to the ACS family.”

“This transaction completes the transition that we began just over two years ago,” stated Thomas A. Wimsett, president and chief executive officer of NPC. “By re-focusing NPC on our primary business, merchant processing, we have significantly expanded both our customer base and our distribution channels. As a result, our merchant processing volumes are growing at nearly three times the industry growth rate, our profit margin has improved by more than 700 basis points and we have more than quadrupled the stock price for our shareholders. Upon the successful completion of this transaction, our entire company will be exclusively focused on electronic payment processing. Clearly, the divestiture of these service lines will allow NPC to focus even more intently on becoming the world-wide leader in merchant processing.”

Mr. Wimsett continued, “I am very happy to see our BPO business acquired by ACS. I wish to thank our clients and employees for their dedication and support. I am confident that both groups will further benefit from being part of ACS which is a recognized leader in the BPO marketplace.”

- more -

The transaction, valued at $43 million cash, is expected to close in July 2001. NPC expects to incur an after tax charge of approximately $6 million in its second quarter associated with the loss on the sale of the business and related costs. The impact to NPC’s future revenues and earnings will be discussed in detail at NPC’s second quarter earnings call, scheduled for July 18, 2001 at 9a.m. EDT.

About Affiliated Computer Services, Inc.
ACS is a Fortune 1000 company comprised of nearly 20,000 people in 21 countries providing technology solutions to commercial and government clients worldwide. The company delivers e-solutions, systems integration services, and a complete range of technology outsourcing and business process outsourcing solutions to world-class clients. The company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work for our clients. Visit ACS on the Internet at www.acs-inc.com.

About National Processing, Inc.
National Processing, Inc. through its wholly owned operating subsidiary, National Processing Company (NPC®) is a leading provider of merchant credit card processing. National Processing is 87 percent owned by National City Corporation (NYSE: NCC) (www.nationalcity.com), a Cleveland based $91 billion financial holding company. NPC supports over 500,000 merchant locations, representing nearly one out of every five Visa® and MasterCard® transactions processed nationally. NPC’s card processing solutions offer superior levels of service and performance and assist merchants in lowering their total cost of card acceptance through our world-class people, technology and service. Additional information regarding National Processing can be obtained at www.npc.net.

The statements in this news release that do not directly relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties, many of which are outside the NPC’s and ACS’ control. As such, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward-looking statements. Factors could cause actual results to differ materially from such forward-looking statements. For a description of these factors, see the filings by NPC and ACS with the Securities and Exchange Commission, including the most recent Form 10-K of each party. NPC and ACS disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future event, or otherwise.

#  #  #